Exhibit 10.37

Promissory Note

Bridgeport, Connecticut

$2,700,000.00	September 30, 2010

FOR VALUE RECEIVED, the undersigned, WU/LH 15 PROGRESS L.L.C., a Delaware limited liability company, having an address of 60 Hempstead Avenue, Suite 718, West Hempstead, New York 11552 (hereinafter called “Borrower”), promises to pay to the order of PEOPLE’S UNITED BANK, a federal savings bank having an office at 850 Main Street, Bridgeport, Connecticut 06604 (the “Lender”), the principal sum of TWO MILLION SEVEN HUNDRED THOUSAND AND 00/100 ($2,700,000.00), plus interest, payable at the rate and in the manner provided in paragraphs 1 and 2 of this Note, together with all taxes assessed upon said sum against the holder hereof, and any costs and expenses, including reasonable attorneys’ fees, incurred in the collection of this Note, the foreclosure of the Open-End Mortgage Deed and Security Agreement from Borrower to Lender and dated of even date herewith (the “Mortgage”) securing, inter alia, this Note or in enforcing the terms and conditions of that certain Loan and Security Agreement entered into by and between the Borrower and the Lender and dated of even date herewith (the “Loan Agreement”) or in protecting or sustaining the lien of said Mortgage. Said amounts of principal, interest, fees, costs and expenses are collectively referred to in this Note as the “Entire Note Balance”.

1.             INTEREST RATE.

(a)         The outstanding principal balance of this Note shall bear interest at a rate per annum equal to five and twenty-three-hundredths percent (5.23%) commencing on the date hereof and continuing until the Maturity Date (as hereinafter defined) or the sooner imposition of the Default Rate (as hereinafter defined)

(b)         Upon the occurrence of any Event of Default, as defined in this Note, the Mortgage or the Loan Agreement, the entire principal amount of this Note and all interest and other sums due thereon, at the option of Lender shall become immediately due and payable. Should an Event of Default occur, the outstanding balance of the loan shall bear interest at the rate set forth above plus five percent (5%) per annum (the “Default Rate”).

2.             PAYMENTS.

(a)         Commencing on November 1, 2010 and on the first day of each successive month thereafter through and including the Maturity Date, principal and interest shall be payable in equal monthly installments in arrears in an amount equal to the sum necessary to fully amortize the loan at the interest rate then in effect over an assumed term of twenty five (25) years (the “Amortization Period”). Accordingly, commencing on November 1, 2010 and on the first day of each month thereafter through and including the Maturity Date, principal and interest shall be payable in successive equal monthly installments of Sixteen Thousand Two Hundred Sixty-Three and 65/100 Dollars ($16,263.65). On even date herewith, Borrower has prepaid interest that will accrue on the Note during the month of September, 2010.

(b)         All interest shall be computed on a daily basis and calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed, to be payable in arrears on the unpaid principal balance outstanding.

(c)          All monthly payments of principal and/or interest required pursuant to the terms of this Note shall, at Lender’s option, be made together with one-twelfth (1/12) of the annual real estate taxes, insurance premiums and other charges and assessments which may accrue against the property if the same are being escrowed pursuant to the Mortgage.

3.             MATURITY.  The Entire Note Balance, if not sooner paid, shall be due and payable without notice or demand on October 1, 2020 (the “Maturity Date”).

4.             PREPAYMENT PENALTY.  Borrower may prepay this Note in whole or in part at any time only upon thirty (30) days prior notice (which may be revoked by the Borrower) to Lender (the “Prepayment Notice”) and the payment to Lender of a prepayment fee (the “Prepayment Fee”). The Prepayment Fee shall be equal the Net Loss (as defined below).

As used herein, the term “Net Loss” means the economic loss the Lender sustains or incurs as a result of such prepayment, and the Borrower and the Lender agree that said economic loss shall be calculated as follows:

(a)         The Lender shall first determine the Index Rate. The “Index Rate” shall mean the index used to determine the interest rate payable by Borrower on the Prepayment Date. For purposes of this Note, the Index Rate shall be three and twenty-three-hundredths percent (3.23%).

(b)         Utilizing the Index Rate, the Lender shall then calculate the monthly interest amount payable from the Prepayment Date to the “Termination Date”, defined as the Maturity Date. The result is the “Monthly Index Payment”.

(c)          Utilizing the Reinvestment Rate (defined below), the Lender shall then calculate the monthly interest that would be earned by reinvesting the principal amount being prepaid for each month remaining until the Termination Date. The result is the “Monthly Reinvestment Payment”. The “Reinvestment Rate” shall be defined as the rate (as of the date Lender accepts the Borrower’s voluntary or involuntary prepayment or accelerates the indebtedness) available to Lender for the investment in U.S. Treasury Obligations (“Treasury Obligation”) with a maturity closest to, or co-terminus with, the Termination Date. If the Lender identifies more than one Treasury Obligation having the same maturity date, the Treasury Obligation having a coupon interest rate closest to the interest rate payable under the Loan as of the Prepayment Date shall be used.

(d)         Each Monthly Reinvestment Payment shall then be subtracted from the corresponding Monthly Index Payment; the result, if positive, is the “Monthly Payment Differential”. The Monthly Payment Differential shall in no event be less than zero.

(e)          Each Monthly Payment Differential shall then be discounted to present value at the Reinvestment Rate. The result is the “Discounted Monthly Payment Differential”.

(f)          All of the Discounted Monthly Payment Differential amounts shall then be added together, and such aggregated amount shall constitute the “Net Loss”.

Notwithstanding the Prepayment Fee specified above, there will be no Prepayment Fee or prohibition against prepayment during the period thirty (30) days prior to the Maturity Date. The Borrower shall be responsible, in addition to any Prepayment Fee, for the payment of any reasonable out-of-pocket third party administrative costs incurred by Lender in connection with such prepayment. If this Note shall be accelerated for any reason whatsoever, the applicable Prepayment Fee in effect as of the date of such acceleration shall be paid. All partial prepayments of principal shall be accompanied by and applied first to the payment of costs and expenses thereto unpaid late charges, then to accrued and unpaid interest and the balance on account of the unpaid principal in the inverse order of maturity. Partial prepayments shall not affect the Borrower’s obligation to make the regular installments of principal and interest required under the terms of this Note.

5.             APPLICATION OF PAYMENTS.  Payments will be applied first to fully pay costs and expenses incurred by holder in collecting this Note or in sustaining and/or enforcing any security granted to secure this Note, then to fully pay any outstanding late charges or prepayment, then to fully pay accrued interest and the remainder will be applied to principal.

6.             LATE CHARGE.  Borrower shall pay the holder of this Note a late charge of five percent (5%) of any monthly installment not received by the holder within ten (10) days after the installment is due, to cover the additional expenses involved in handling such overdue installment. This charge shall be in addition to, and not in lieu of, any other remedy the holder of this Note may have and is in addition to any reasonable fees and charges of any agents or attorneys which the holder of this Note is entitled to employ in the Event of Default hereunder, whether authorized herein or by law. Borrower will pay this late charge promptly but only once for each late payment.

7.             DEFAULT.  During the existence of any Event of Default (as hereinafter defined), the Entire Note Balance shall, at the option of the holder hereof, become immediately due and payable without notice or demand.

An “Event of Default” is defined as any one of the following: (i) default in the payment of any interest, principal, or other amounts due hereunder during the term of this loan and such default continuing for a period of ten (10) days after the due date thereof; (ii) default in the payment of any principal or other amounts due upon the Maturity Date; (iii) an Event of Default in the performance of any of the other conditions or stipulations of this Note, the Loan Agreement or any other document evidencing an obligation to the Lender; (iv) the existence of any Event of Default as defined in the Mortgage or the breach of any provision of any other instrument securing this Note; or (v) any sale, conveyance or transfer of any interest in the property securing this Note in violation of the Loan Agreement.

8.             PREJUDGMENT REMEDY WAIVER.  BORROWER ACKNOWLEDGES AND REPRESENTS THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND THAT THE PROCEEDS OF THE LOAN SHALL NOT BE USED FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES. THE BORROWER AND EACH ENDORSER, CO-BORROWER AND GUARANTOR HEREOF HEREBY VOLUNTARILY WAIVE ANY RIGHTS TO NOTICE OR HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES AS NOW OR HEREAFTER AMENDED, OR AS

OTHERWISE REQUIRED BY ANY LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER MAY ELECT TO USE.

9.             DELAY IN ENFORCEMENT.  The liability of Borrower or any co-Borrower, endorser or guarantor under this Note is unconditional and shall not be affected by any extension of time, renewal, waiver or any other modification whatsoever, granted or consented to by the holder. Any failure by the holder to exercise any right it may have under this Note is not a waiver of the holder’s right to exercise the same or any other right at any other time.

10.          CHANGES.  No agreement by the Lender to change, waive or release the terms of this Note will be valid unless it is in writing and signed by Borrower and the Lender.

11.          WAIVER, JURY TRIAL WAIVER.  BORROWER AND EACH CO-BORROWER, ENDORSER AND GUARANTOR WAIVES PRESENTMENT, DEMAND FOR PAYMENT AND NOTICE OF DISHONOR. BORROWER AND EACH CO-BORROWER, ENDORSER AND GUARANTOR WAIVE A TRIAL BY JURY IN ANY ACTION WITH RESPECT TO THIS NOTE AND AS TO ANY ISSUES ARISING RELATING TO THIS NOTE OR TO THE INSTRUMENTS SECURING THIS NOTE.

12.          CONNECTICUT LAW.  The provisions of this Note shall be governed by the laws of the State of Connecticut.

13.          JURISDICTION AND VENUE.  Any action or proceeding to enforce or defend any rights under this Note or under any agreement, instrument or other document contemplated hereby or related hereto; directly or indirectly related to or connected with the Loan or the administration or enforcement thereof; or arising from the debtor/creditor relationship of the Borrower and the Lender shall be brought only in the Superior Court of Connecticut or the United States District Court for the District of Connecticut. The parties hereto agree that any proceeding instituted in either of such courts shall be of proper venue, that such courts shall have personal jurisdiction over the parties and that any and all pleadings, summons, motions and other process in such proceeding shall be fully and effectively served when transmitted by United States Mail (registered or certified), postage and registry fees prepaid. Any judgment or decree obtained in any such action or proceeding may be filed or enforced in any other appropriate court.

14.          RIGHT OF SET-OFF.  Upon the occurrence of any Event of Default as defined in this Note, the Lender shall have the right to set-off all or any part of Borrower’s or any Guarantors’ (as defined in the Loan Agreement) deposits, credit and property now or hereafter in the possession or control of the Lender, its agent or bailee or in transit to it and may apply the same, or any part thereof, to the Entire Note Balance without prior notice or demand.

15.          INVALIDITY.  If any provision of this Note or the application of any provision to any person or circumstance shall be invalid or unenforceable, neither the balance of this Note nor the application of the provision to other persons or circumstances shall be affected.

16.          JOINT AND SEVERAL LIABILITY, BINDING EFFECT.  This Note and all obligations hereunder, to the extent signed by more than one party, shall be the joint and several obligations of all Borrowers, endorsers and other accommodation parties, and each provision hereof shall apply to each and all jointly and severally. The provisions of this Note are binding on the heirs, executors, administrators, assigns and successors of the Borrower and shall inure to the benefit of the Lender, its successors and assigns and to subsequent holders of this Note.

17.          NOTE SECURED BY MORTGAGE.  This Note is secured by an Open-End Mortgage Deed and Security Agreement of even date herewith executed and delivered by the Borrower to the Lender, conveying certain real estate and property therein described and to be duly recorded on the applicable land records where such real estate and property is located.

18.          INTERPRETATION.  Captions and headings used in this Note are for convenience only. The term “Borrower” and any pronoun referring thereto as used herein shall be construed in the masculine, feminine or neuter as the context may require. The singular includes the plural and the plural includes the singular. “Any” means any and all.

19.          OTHER OBLIGATIONS.  To the extent the Entire Note Balance is reduced or paid in full by reason of any payment to the Lender by any accommodation Borrower, endorser or guarantor, and all or any part of such payment is rescinded, avoided or recovered from the Lender for any reason whatsoever, including, without limitation, any proceedings in connection with the insolvency, bankruptcy or reorganization of the accommodation Borrower, endorser or guarantor, the amount of such rescinded, avoided or returned payment shall be added to or, in the event this Note has been previously paid in full, shall revive the principal balance of this Note upon which interest may be charged at the applicable rate set forth in this Note and shall be considered part of the Entire Note Balance and all terms and provisions herein shall thereafter apply to same.

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IN WITNESS WHEREOF, the Borrower has hereunto set its hand and seal this the day and year first written above.

BORROWER:
WU/LH 15 PROGRESS L.L.C.,
a Delaware limited liability company

By:	Lighthouse 100 William Operating LLC
Its: Manager

	By:	/s/ Louis Sheinker
Louis Sheinker
Its Member/Manager
Duly Authorized

[Signature Page — Promissory Note]